SCHEDULE A TO TRUST INSTRUMENT OF NEUBERGER & BERMAN ADVISERS
                                MANAGEMENT TRUST


                                 INITIAL SERIES




         Balanced Portfolio

         Growth Portfolio

         Liquid Asset Portfolio

         Limited Maturity Bond Portfolio

         Partners Portfolio

         Government Income Portfolio

         International Portfolio